Exhibit 1

Webcast Alert: Baytex Energy Trust Presentation at Informed Investors Canadian Energy Trust Virtual Forum to be Webcast on Tuesday, November 16, 2004, 10:00 am ET

Calgary, AB— November 12, 2004 /PRNewswire/ — Baytex Energy Trust (BTE_u.TO) will present at the following forum:

What:      Dan Belot, Vice President Finance and CFO of Baytex Energy Trust  (BTE_u.TO) will give a presentation at Informed Investors Canadian Energy Trust Virtual Forum.

Roger Conrad, Editor of Utility Forecaster and Roger Conrad’s Power Plays, will deliver the keynote address at 9:00 am ET.

When:     November 16, 2004 @ 10:00 AM Eastern Time

Where:   http://www.informedinvestors.com/IIF_Forum.asp?ForumID=85132

How:      Live over the Internet—Simply log on to the web at the address above.

Contact: Paulette Moody, paulette.moody@baytex.ab.ca, (403) 269-4282

If you are unable to attend the live event, the forum will be available via webcast at http://www.informedinvestors.com/IIF_Forum.asp?ForumID=85132.

Baytex Energy Trust is a conventional oil and gas income trust focused on maintaining its production and asset base through internal property development and delivering consistent returns to unitholders.  Trust units of Baytex are traded on the Toronto Stock Exchange under the symbol BTE.UN.

Baytex’s major crude oil and natural gas properties are located within two operating areas of Alberta and Saskatchewan — the Heavy Oil District and the Conventional Oil and Gas District.  Each district constitutes a balanced portfolio of operated properties and development prospects with considerable upside potential.  Baytex has skilled technical teams to operate each district.  Each team has a mandate to apply its specific knowledge and expertise to its operating area.  This focused approach aids in the evaluation of exploration, development and acquisition opportunities and improves cost efficiency.

Source:   Baytex Energy Trust

FORUM CONTACT:  Cary Loeser, Informed Investors, 804-327-3407, cloeser@wilink.com

Web site:  http://www.informedinvestors.com